                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                              (Amendment No. ___ )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.141-11(c) or Section 240.141-12

                          SOUTHWESTERN LIFE CORPORATION
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

 Daniel B. Gail, Esq., Executive Vice President, General Counsel and Secretary
- -------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3)
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
          1)   Title of each class of securities to which transaction applies:
               ______________________________________________________________

          2)   Aggregate number of securities to which transaction applies:
               ______________________________________________________________

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*.
               ______________________________________________________________

          4)   Proposed maximum aggregate value of transaction:
               ______________________________________________________________

*Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedules and the date of its filing.

     1)   Amount Previously Paid:
          _______________________________________________________

     2)   Form, Schedule or Registration Statement No.:
          _______________________________________________________

     3)   Filing Party:
          _______________________________________________________

     4)   Date Filed:
          _______________________________________________________

                          SOUTHWESTERN LIFE CORPORATION

                             500 North Akard Street
                               Dallas, Texas 75201
                          _____________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 25, 1995
                          _____________________________


     Notice is hereby given that the Annual Meeting of Stockholders of Southwestern Life Corporation, formerly I.C.H. Corporation (the "Company"), will be held at 10:00 a.m., Central Daylight Savings Time, on Thursday, May 25, 1995, at the Fairmont Hotel, 1717 Akard Street, Dallas, Texas 75201, for the purpose of considering and voting upon the following matters:

     Proposal No. 1.     Election of six individuals to serve as directors of
                         the Company until the 1996 annual meeting of stockholders or until their respective successors are duly elected and qualified.

     Proposal No. 2.     Ratification of the selection of Coopers & Lybrand
                         L.L.P. as the Company's independent auditors for 1995.

     Proposal No. 3.     Such other business as may be brought properly before
                         the Annual Meeting or any adjournment or adjournments thereof.

     Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned from time to time without notice other than the announcement of the adjournment at the Annual Meeting or any adjournment or adjournments thereof, and any and all business for which notice is hereby given may be transacted at any such adjourned Annual Meeting.

     All stockholders are encouraged to read the accompanying Proxy Statement carefully for further information concerning the proposals that will be presented at the Annual Meeting and prior to completion of the enclosed proxy card.

     Only holders of record of outstanding shares of the Company's Common Stock at the close of business on March 27, 1995, are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. All stockholders are invited to attend the Annual Meeting in person; however, to ensure your representation, whether or not you plan to attend the Annual Meeting, please promptly complete, date, sign, and return the enclosed proxy card.


                                   Daniel B. Gail
                                   Executive Vice President,
                                    General Counsel and Secretary

Dallas, Texas
April 17, 1995

                                    CONTENTS

                                                                       Page
THE ANNUAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     Voting     . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

SECURITY OWNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     Voting Securities  . . . . . . . . . . . . . . . . . . . . . . . . .2
     Other Equity Securities  . . . . . . . . . . . . . . . . . . . . . .4

ELECTION OF DIRECTORS (Proposal No. 1)* . . . . . . . . . . . . . . . . .5
     Nominees and Required Vote . . . . . . . . . . . . . . . . . . . . .5
     Nominees for Director  . . . . . . . . . . . . . . . . . . . . . . .5
     Meetings and Committees  . . . . . . . . . . . . . . . . . . . . . .6
     Directors Emeritus . . . . . . . . . . . . . . . . . . . . . . . . .6

RATIFICATION OF AUDITORS (Proposal No. 2) . . . . . . . . . . . . . . . .7

OTHER BUSINESS (Proposal No. 3) . . . . . . . . . . . . . . . . . . . . .7

PERFORMANCE GRAPH . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

REPORT ON EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . .9

EXECUTIVE COMPENSATION* . . . . . . . . . . . . . . . . . . . . . . . . 11
     Compensation Summary . . . . . . . . . . . . . . . . . . . . . . . 11
     Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . 14
          Stock Option Grants . . . . . . . . . . . . . . . . . . . . . 14
          Stock Option Exercises  . . . . . . . . . . . . . . . . . . . 15
     Compensation of Directors  . . . . . . . . . . . . . . . . . . . . 16
     Employment and Compensatory Arrangements . . . . . . . . . . . . . 16
     Severance Compensation Arrangements  . . . . . . . . . . . . . . . 17
     Compensation Committee Interlocks and Insider Participation in
          Compensation Decisions  . . . . . . . . . . . . . . . . . . . 18

CERTAIN TRANSACTIONS* . . . . . . . . . . . . . . . . . . . . . . . . . 18

STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . 23

ANNUAL REPORT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

APPENDIX 1 - FORM OF PROXY  . . . . . . . . . . . . . . . . . . . . . . 24

_______________

* Information under these headings is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.



                          SOUTHWESTERN LIFE CORPORATION
                               500 N. Akard Street
                               Dallas, Texas 75201
                          -----------------------------

                                 PROXY STATEMENT

                          -----------------------------

                               THE ANNUAL MEETING

     This Proxy Statement is furnished to stockholders of Southwestern Life Corporation (the "Company" or "SLC") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Savings Time, on Thursday, May 25, 1995, at the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201, and at any adjournment or adjournments thereof (the "Annual Meeting"). Commencing on or about April 19, 1995, this Proxy Statement and the enclosed proxy card are being mailed to stockholders of record of the Company. The Company will bear the costs of this solicitation, which, in addition to mail, may include personal interviews, telephone calls, or telegrams by directors, officers, and regular employees of the Company and its affiliates.

Voting

     Only record holders of outstanding shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), at the close of business on the record date, March 27, 1995, are entitled to notice of and to vote at the Annual Meeting. As of such record date, 47,205,200 shares of Common Stock were outstanding and entitled to be voted. See "Security Ownership" with respect to ownership of voting stock of the Company by directors, executive officers, and certain other holders. The presence, in person or by proxy, of the holders of one-third of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker nonvotes are counted for the purpose of determining whether a quorum is present at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Stockholders are urged to sign the accompanying proxy card and return it promptly. With respect to any proposal on which they may vote at the Annual Meeting, stockholders will be entitled to one vote for each share of Common Stock respectively owned of record by them as of the record date. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Annual Meeting.

     The accompanying proxy card is designed to permit each stockholder of record at the close of business on March 27, 1995 to vote in the election of directors and on the proposals described in this Proxy Statement. The proxy card provides space for a stockholder to vote in favor of or to withhold voting for any or all nominees for the Board of Directors, to vote for or against any proposal to be considered at the Annual Meeting or to abstain from voting for any proposal if the stockholder chooses to do so. To be elected, each nominee must receive a majority of all votes cast at the Annual Meeting. All other matters submitted to the stockholders require the affirmative vote of a majority of the votes cast at the Annual Meeting.



     To ensure representation at the Annual Meeting, each holder of outstanding shares of Common Stock entitled to be voted at the Annual Meeting is requested to complete, date, sign, and return to the Company the enclosed proxy card, which requires no postage if mailed in the United States. Stockholders are urged to sign the accompanying proxy card and return it promptly. Banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries who are record holders of Common Stock entitled to be voted at the Annual Meeting are requested to forward all proxy cards, this Proxy Statement, and the accompanying materials to the beneficial owners of such shares and to seek authority to execute proxies with respect to such shares. Upon request, the Company will reimburse such record holders for their reasonable out-of-pocket forwarding expenses. The costs of this solicitation will be borne by the Company, including the costs of assembling and mailing the enclosed proxy card and this Proxy Statement.

     For purposes of determining the number of votes cast with respect to any voting matter (except as noted herein), all votes cast for or against and abstentions are included. If properly executed and received by the Company before the Annual Meeting, any proxy representing shares of Common Stock entitled to be voted at the Annual Meeting and specifying how it is to be voted will be voted accordingly. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee, and neither an abstention nor a broker nonvote will be counted as a vote for a proposal. Any properly executed proxy received that does not specify how it is to be voted on a proposal for which a specification may be made will be voted FOR such proposal at the Annual Meeting and any adjournment or adjournments thereof.

     Each stockholder returning a proxy card to the Company has the right to revoke it, at any time before it is voted, by submitting a later dated proxy in proper form, by notifying the Secretary of the Company in writing (signed and dated by the stockholder) of such revocation, or by appearing at the Annual Meeting, requesting the return of the proxy, and voting the shares in person.

     When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by the Proxies designated on the proxy card in accordance with the stockholder's instructions to the tabulator. The Proxies are Glenn H. Gettier, Jr., Chairman of the Board and Chief Executive Officer of the Company, and Daniel B. Gail, Executive Vice President, General Counsel and Secretary of the Company, each of whose names are listed on the proxy card. A stockholder wishing to name another person as his or her proxy may do so by crossing out the names of the two designated Proxies and inserting the name(s) of such other person(s) to act as his or her proxy(ies). In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and to vote at the Annual Meeting. Proxy cards so marked should not be mailed directly to the Company.


                               SECURITY OWNERSHIP

Voting Securities

     The only outstanding voting equity securities of the Company are the shares of Common Stock. The following table reflects certain information regarding the beneficial ownership of the Common Stock of the Company as of March 27, 1995, the record date for the Annual Meeting, to the extent known by the Board of Directors. Such information is included for (i) persons who own 5% or more of such voting securities outstanding at such date, (ii) directors and nominees, (iii) the executive officers of the Company who received the highest total salary and bonus during 1994 and who are named in the "Summary Compensation Table" below (collectively the "Named Executive Officers"), and
(iv) the Named Executive Officers and the directors of the Company as a group. Unless indicated otherwise, the Company believes that each person named below has the sole power to vote and dispose of the voting securities beneficially owned by such person.



                                  Common Stock
           ----------------------------------------------------------------
                                                      Shares     Percentage
                                                   Beneficially   of Class
                         Stockholder               Owned (1)(2)    (1)(2)
           ----------------------------------------------------------------
           Five-percent owners:
            Stephens Inc. ("Stephens") (1)(3)
            111 Center Street, Suite 2500
            Little Rock, Arkansas 72201  . . . .     4,662,312      9.87%

            Torchmark Corporation ("Torchmark") (3)
            2001 Third Avenue South
            Birmingham, Alabama 35233  . . . . .     4,677,243      9.90%

            First Pacific Advisors, Inc. (4)
            11400 West Olympic Boulevard,
            Suite 1200
            Los Angeles, California 90064  . . .     3,850,000      8.15%

           Directors, Nominees and Named
           Executive Officers:
            Robert L. Beisenherz (5)   . . . . .        10,000        *
            Daniel B. Gail   . . . . . . . . . .         2,000        *
            Glenn H. Gettier, Jr.  . . . . . . .             0        *
            Robert C. Greving(2)   . . . . . . .        21,500        *
            John T. Hull (1)(2)  . . . . . . . .       181,729        *
            Jon E.M. Jacoby (3)  . . . . . . . .          --          *
            James R. Kerber (1)  . . . . . . . .           153        *
            W. Sherman Lay (5)   . . . . . . . .           267        *
            C. Fred Rice (6)   . . . . . . . . .       969,154      2.05%
            H. Don Rutherford (1)(2)   . . . . .        20,000        *
            Sheryl G. Snyder (5)   . . . . . . .             0        *
            S. Leroy Stegner (7)   . . . . . . .       321,762        *
            Keith A. Tucker (3)  . . . . . . . .          --          *
            Vernon K. Zimmerman (1)  . . . . . .        12,773        *

           Named Executive Officers and
           directors as a group (14 persons)
           (1)(2)(6) . . . . . . . . . . . . . .     1,539,338      3.26%

____________________
* Less than .1%

(1) Share amounts for Stephens represent shares held by it and include 45,692 shares of Common Stock issuable upon conversion of its 59,400 shares of $1.75 Convertible Exchangeable Preferred Stock, Series 1986-A, owned by Stephens. Share amounts for Messrs. Hull, Kerber, and Zimmerman and for Named Executive Officers and directors as a group include 769 shares, 153 shares, 10,715 shares, and 11,637 shares, respectively, of Common Stock issuable upon conversion of their shares of $1.75 Convertible Exchangeable Preferred Stock, Series 1986-A, described below in "Other Equity Securities."

(2) Share amounts for Messrs. Greving, Hull, and Rutherford and for Named Executive Officers and directors as a group include 20,000 shares, 120,000 shares, 20,000 shares, and 160,000 shares, respectively, of Common Stock issuable to certain executive officers under stock options that are or will, within 60 days of the record date, become presently exercisable.

(3) Mr. Jacoby has been designated by Stephens and Mr. Tucker has been designated by Torchmark to serve as directors of the Company. In the agreements pursuant to which Consolidated National Corporation ("CNC") and Consolidated Fidelity Life Insurance Company ("CFLIC") sold shares of Common Stock to Stephens and Torchmark, the Company agreed with each of Stephens and Torchmark to appoint a person designated by it as a director and to exercise its best efforts to secure the election of a person designated by it so long as it owns at least 5% of the outstanding Common Stock. See "Election of Directors" and "Certain Transactions--Transactions Involving CNC, Torchmark, and Stephens" below for information about the transactions involving the Company, Torchmark, Stephens, CNC, CFLIC, and their affiliates, and the Company's agreements with each of Torchmark and Stephens.


(4) Based on information set forth in the Schedule 13G dated February 13, 1995 filed with the Securities and Exchange Commission by First Pacific Advisors, Inc.

(5) Messrs. Beisenherz, Lay, and Snyder are former executive officers of the Company whose employment with the Company terminated in 1994 on October 10, October 20, and June 30, respectively. Information for such former executive officers is provided because Securities and Exchange Commission regulations nonetheless include such persons within the definition of the "Named Executive Officers" for whom disclosure is required. See "Executive Compensation" below.

(6) These 969,154 shares are held of record by CNC, a former controlling stockholder of the Company. See "Certain Transactions." Mr. Rice is an officer, a director, and a stockholder of CNC. In 1994, Mr. Rice filed one Statement of Changes in Beneficial Ownership Report on Form 4 seven days late, which Report concerned one transaction in the Company's securities relating to the sale of shares of Common Stock by CNC to the Company.

(7) Includes 13,452 shares of Common Stock owned of record by Mr. Stegner and his spouse jointly and 6,930 shares of Common Stock owned of record by Mr. Stegner's spouse. Mr. Stegner may share the power to vote and dispose of the shares beneficially owned by his spouse.


Other Equity Securities

     The following table reflects certain information regarding the beneficial ownership of the Company's $1.75 Convertible Exchangeable Preferred Stock, Series 1986-A, $25.00 stated value (the "Preferred Stock"), the only outstand-ing class of nonvoting equity securities of the Company, as of the record date for the Annual Meeting. Such information is included for (i) directors who own such securities, (ii) Named Executive Officers who own such securities, and
(iii) Named Executive Officers and directors who own such securities, as a group. Unless indicated otherwise, the Company believes that each person named below has the sole power, if any, to vote and dispose of the Preferred Stock - beneficially owned by such person.

        $1.75 Convertible Exchangeable Preferred Stock, Series 1986-A
- ----------------------------------------------------------------------------
                                           Shares Beneficially    Percentage
               Stockholder                       Owned             of Class
- ----------------------------------------------------------------------------
John T. Hull  . . . . . . . . . . . .            1,000               *
James R. Kerber . . . . . . . . . . .              200               *
Vernon K. Zimmerman (1) . . . . . . .           13,929               *
Officers and directors as a group
 (14 Persons)(1). . . . . . . . . . .           22,810               *

____________________
*  Less than .1%

(1)  Includes 2,164 shares owned by the estate of Mr. Zimmerman's spouse.



                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

Nominees and Required Vote

     In accordance with the Company's Bylaws, the Board of Directors has fixed the number of Directors at six.

     The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting is required to elect the Directors. An abstention by shares represented at the Annual Meeting will not decrease the number of votes required to elect a director, and therefore, while not recorded as a vote against, will have the effect of a vote against the election of a nominee as a director.

     The Board of Directors has nominated Glenn H. Gettier, Jr., James R. Kerber, Jon E.M. Jacoby, S. Leroy Stegner, Keith A. Tucker, and Vernon K. Zimmerman for election as Directors at the Annual Meeting. All of the nominees currently are serving as directors of the Company. Mr. Jacoby is being nominated at the direction of Stephens, and Mr. Tucker is being nominated at the direction of Torchmark. In connection with their purchase of shares of Common Stock from CNC and CFLIC on February 11, 1994, the Company agreed with each of Stephens and Torchmark that, so long as it owns at least 5% of the outstanding Common Stock, the Company will nominate as a director and will use its best efforts to secure the election of one person designated by it. Information regarding certain of the nominees is provided below and under "Executive Compensation" and "Certain Transactions--Transactions Involving CNC, Torchmark, and Stephens."

     Each of the nominees has consented to being named as a nominee and to serve as a director if elected. However, if for any reason any nominee for Director is not a candidate at the election, the enclosed proxy will be voted for the election of a substitute nominee at the discretion of the person or persons voting the enclosed proxy. Directors elected at the Annual Meeting will serve until the next annual meeting of the Company's stockholders or until their respective successors are duly elected and qualified.

Nominees for Director

     Glenn H. Gettier, Jr., age 52. Mr. Gettier was elected as the Company's Chairman of the Board on January 18, 1995 and is a member of the Executive Committee. Mr. Gettier is also the Chief Executive Officer of the Company and serves as a director of a majority of the Company's affiliates. Mr. Gettier served as the Executive Vice President, Chief Financial Officer and as a director of USLICO Corporation, an insurance holding company, and United Services Life Insurance Company, a life insurance company, both located in Arlington, Virginia, from October 1992 until joining the Company in January 1995. From 1984 until 1990, Mr. Gettier served as the Executive Vice President and Chief Financial Officer of The Equitable Life Assurance Society of the United States, a diversified financial services organization located in New York, New York.

     Jon E.M. Jacoby, age 57. Mr. Jacoby is Executive Vice President, Chief Financial Officer and Director of Stephens, an investment banking firm headquartered in Little Rock, Arkansas, and its parent, Stephens Group, Inc. (see "Security Ownership" and "Certain Transactions - Transactions Involving CNC, Torchmark, and Stephens," with respect to Stephens' ownership of the Company's securities). He has served as a director of the Company since February 11, 1994, the date Stephens purchased shares of Common Stock from CNC and CFLIC. Stephens designated Mr. Jacoby to be added to the Company's Board of Directors to fill an existing vacancy as one of the conditions to the closing of the stock purchase transaction with CNC and CFLIC. Mr. Jacoby currently serves as the chairman of the Compensation Committee of the Board and as a member of the Stock Option Committee and the Investment Committee. He also serves as a director of Beverly Enterprises, Medicus Systems, Delta and Pine Land Company, and American Classic Voyages Co.

     James R. Kerber, age 62. Mr. Kerber was elected to the Company's Board on October 10, 1994 upon the resignation of Robert L. Beisenherz. Mr. Kerber is the President and Chief Operating Officer of the Company and is the Vice Chair-man of the Board and a member of the Executive Committee. Mr. Kerber is also CEO, President and Chairman of the Board of a majority of the Company's sub-sidiaries. Mr. Kerber served from 1990 until he joined the Company in 1994 as

the Senior Executive Vice President - Insurance Operations of Life Partners Group, Inc. ("LPG"), an insurance holding company located in Denver, Colorado. From 1981 through March 1990, Mr. Kerber had been employed by the Company as its Executive Vice President, Insurance Operations - Denver. Mr. Kerber resigned from his position with the Company in 1990 contemporaneously with the closing of the Company's sale of certain subsidiaries to an affiliate of LPG.

     S. Leroy Stegner, age 71. A director since 1970, Mr. Stegner has been engaged since 1948 as an investor and farmer in Pilot Grove, Missouri. He is a member of the Audit Committee, the Compensation Committee, and the Stock Option Committee.

     Keith A. Tucker, age 50. Mr. Tucker is an executive officer and a director of Torchmark, having served as Vice Chairman since May 1991 (see "Security Ownership" and "Certain Transactions--Transactions Involving CNC, Torchmark, and Stephens," with respect to Torchmark's ownership of the Company's securi-
ties). Before joining Torchmark, he was a Senior Vice President of Trivest, Inc. from August 1987 until May 1991 and President of Trivest Securities Cor-poration from January 1989 until May 1991, each private investment concerns based in Miami, Florida. Mr. Tucker has served as a director of the Company since February 11, 1994, the date Torchmark purchased shares of Common Stock from CNC and CFLIC. Torchmark designated Mr. Tucker to be added to the Com-pany's Board of Directors, to fill an existing vacancy, as one of the condi-tions to the closing of the stock purchase transaction. Mr. Tucker is a member of the Investment Committee of the Board. He also serves as a director of the United Group of Mutual Funds, Waddell & Reed Funds, Inc. and TMK/United Funds, Inc.

     Vernon K. Zimmerman, age 66. A director since 1986 and a member of the Audit Committee, the Compensation Committee, and the Stock Option Committee, Dr. Zimmerman has been employed since 1965 as Director of the Center for Inter-national Education and Research in Accounting for the University of Illinois, Champaign, Illinois. From 1971 to 1985, he also served as Dean of the Business School at the University of Illinois and from 1956 to 1992 as a Professor of Accountancy at such University. Dr. Zimmerman also serves as a director of Illinois Power Company, a public utility company, and First Busey Corporation, a bank holding company, of Urbana, Illinois.

Meetings and Committees

     During 1994, the Board of Directors held 16 meetings and acted 9 times by unanimous written consent; the Audit Committee of the Board of Directors held 4 meetings; the Investment Committee of the Board of Directors held 3 meetings; the Stock Option Committee of the Board of Directors held 1 meeting; the Compensation Committee held 5 meetings; and the Executive Committee of the Board of Directors acted on 8 occasions by unanimous written consent. No incumbent director participated in fewer than 75% of the total meetings during his respective tenures as a director and committee member in 1994.

     The Executive Committee is empowered to act for the Board of Directors in the management of the business and affairs of the Company, except as limited by law or the Company's Bylaws. The function of the Audit Committee is to preview the overall scope and review the results of each audit of the Company, to re-ceive the auditors' management letter each year, and to resolve any unresolved differences between the Company's auditors and management. The Investment Com-mittee supervises the investment policies and strategies of the Company and its subsidiaries. The Stock Option Committee administers the Company's 1990 Stock Option Incentive Plan. The Compensation Committee was created by the Board for the purpose of establishing policies governing and making recommendations to the Board concerning executive compensation. The Board of Directors has no standing nominating committee or committee performing similar functions.

Directors Emeritus

     The Company's Bylaws provide that no person may be elected to serve as a director of the Company if such person has attained the age of 75 at the time of election. Under a directors emeritus program adopted in 1985, however, the Board of Directors may designate as directors emeritus distinguished directors who have attained the specified senior age and who will not be nominated for reelection as directors. The Board of Directors has designated Victor H. deLiniere, Dr. James W. Kapp, and Dr. E.D. Suggett as directors emeritus. Drs. Kapp and Suggett served as directors from 1966 to 1986, and Mr. deLiniere served as a director from 1971 to 1986. In addition, the Board of Directors designated Phillip E. Allen as a


Director Emeritus of the Company when he retired as Vice Chairman of the Board at age 62 in May 1993. Directors emeritus may attend meetings of the Board of Directors, but have none of the responsibilities or obligations of directors.


                            RATIFICATION OF AUDITORS

                                (Proposal No. 2)

     A proposal to ratify the selection of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the Company's independent auditors for 1995 will be offered at the Annual Meeting by the Board of Directors for the consideration of the stockholders. The affirmative vote of a majority of the outstanding shares of Common Stock represented at the Annual Meeting is required to approve this proposal. Abstentions by shares represented at the Annual Meeting will not decrease the number of votes required to approve this proposal, and therefore, while not recorded as a vote against, will have the effect of a vote against this proposal.

     Coopers & Lybrand has served as the Company's independent auditors since 1976. The Board of Directors has, subject to ratification by the stockholders, appointed Coopers & Lybrand as independent auditors for the Company for 1995. Although the appointment of independent auditors is not required to be approved by stockholders, the Board of Directors believes it appropriate to submit this selection for ratification by stockholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding stockholder approval. One or more representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.


                                 OTHER BUSINESS

                                (Proposal No. 3)

     The Board of Directors of the Company currently is unaware of any proposal to be presented at the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. Should any other proposal properly come before the Annual Meeting, the persons named in the enclosed proxy card will vote on each such proposal in accordance with their discretion.



                                PERFORMANCE GRAPH

     The following graph illustrates, for each of the past five years, the yearly change in the cumulative total stockholder return on the Company's Common Stock, in accordance with the measurement criteria recently imposed by the Securities and Exchange Commission, assuming an initial $100 investment. Under these criteria, cumulative total stockholder return for a given year is measured by the dividends paid, assuming dividend reinvestment, and the change in the share price during that year; the sum of these two factors is then divided by the per share price at the beginning of that year. Because the Company has paid no dividends on its Common Stock during the past five years, stockholder return on the Company's Common Stock during the past five years is based on trading price.

     For comparison purposes, the graph also shows the yearly percentage change in the cumulative stockholder return, assuming reinvestment of dividends, of
(1) the Market Value Index prepared by the American Stock Exchange, which includes companies whose equity securities are traded, like the Company's Common Stock, on the American Stock Exchange, and (2) the Financial Index of the Market Value Index prepared by the American Stock Exchange, which is an index of insurance companies and other financial institutions whose securities are traded on the American Stock Exchange.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      AMONG SOUTHWESTERN LIFE CORPORATION,
               THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND
                  THE AMERICAN STOCK EXCHANGE FINANCIAL INDEX

[Performance Graph omitted in accordance with regulations of the Securities and Exchange commission relating to electronic filings.]

       CUMULATIVE TOTAL RETURN     1989   1990  1991  1992  1993   1994
       Southwestern Life            100     55    51    69    87     44
         Corporation

       American Stock Exchange      100     82   105   106   126    115
         Market Value Index

       American Stock Exchange      100     86   110   123   132    120
         Financial Index



                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors establishes the policies governing, and makes recommendations to the Board of Directors concerning, executive compensation. No members of the Compensation Committee are officers or employees of the Company.

     The Compensation Committee believes that the compensation of the Company's executive management should reward individual performance and meritorious service; provide an incentive to improve Company performance; reflect the Company's progress in accomplishing its strategic goals; and, be adequately competitive to attract and retain experienced and talented individuals.

     The Compensation Committee is of the opinion that it should establish and recommend to the Board for approval the compensation arrangements between the Company and the individual(s) holding the positions of chairman, chief execu-tive officer and president. With respect to other highly compensated executive officers and all other officers of the Company, it is the Compensation Com-mittee's position that it should and will rely heavily on the recommendations made to it by the Company's chairman and chief executive officer. The Compen-sation Committee believes that the chairman and chief executive officer is in the best position to evaluate the contributions made by individual executive officers and their value to the Company. In making his recommendations to the Compensation Committee, the chairman and chief executive officer is expected to adhere to the general compensation philosophy set forth above. The Compensation Committee also understands that individual compensation recommendations will reflect the chairman's consideration of such factors as position and tenure, degree of responsibilities, planned changes in functional responsibilities, and such subjective matters as individual performance and the importance of the person to the successful operation of the Company. Neither the profitability of the Company nor the market price of its stock is considered in setting executive officer base salaries.

      Finally, the Committee reviews the results of executive compensation studies prepared for distribution by independent consulting firms to determine how the Company's compensation levels compare to other similarly situated companies. In this regard, the Company relies principally on four compensation surveys: Life Office Management Association Compensation Survey, the Wm. Mercer Executive Compensation and Finance Survey, Accounting and Legal Compensation Surveys, and the Sibson Management Compensation Survey. Companies listed in those surveys whose asset size and amount of premium income are comparable to those of the Company are the companies with whom compensation levels are com-pared on a position-by-position basis. A base salary midpoint for each position from each of the surveys is determined and the average of those midpoints be-comes the Company's reference midpoint. The Company's reference minimum and maximum base salary levels are 20% below and 20% above, respectively, the reference midpoint.

     The basic components of compensation awarded executive officers during 1994 consisted of base salary and, in some instances, bonuses. Historically, execu-tive bonuses did not function as a form of incentive compensation, but were viewed as a complement to base salary to achieve targeted levels of cash com-pensation. The Committee no longer believes that bonuses should be used in such manner; accordingly, fewer bonuses were paid to executive officers in 1994 than in the past. Additionally, certain of the Company's executive officers received stock option grants under the Company's 1990 Stock Option Incentive Plan.

     The Committee is of the position that in light of the efforts that will have to be expended as the Company seeks to restructure its debt and capital levels, as previously announced by the Company and discussed in the Company's Annual Report and Report on Form 10-K for the year ended December 31, 1994, it is in the best interests of the Company and its stockholders that the Company's executive officers be eligible to participate in incentive and retention compensation plans, in addition to the Company's existing stock option plan. Accordingly, the Committee approved and the Board of Directors ratified the following actions related to this matter: (i) the recommendation of Glenn H. Gettier, Jr., the Company's CEO and Chairman of the Board, that generally senior executives of the Company would receive no increase in their base salary levels in 1995, and that such officers also would not receive a bonus in 1994;
(ii) a resolution expressing the sense of the Board of Directors that, if in the Board's opinion the Company has accomplished a successful capital restruc-turing plan, the Board, upon and subject to the recommendations of the Compen-sation Committee, will award cash bonuses to the individuals holding the offices of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Actuary, Executive Vice President for Mar-keting, Senior Vice President for Corporate Services, Senior Vice President for


Corporate Taxes, and Senior Vice President for Administration, in individual amounts not to exceed the annual base salary of each officer; and (iii) a resolution approving the execution of Executive Severance Benefit Agreements by the Company with each of the nine (9) individuals holding the offices named above, which will provide such officers a severance equal to a minimum of one year's base salary if their employment is terminated or their position, duties, or salaries are materially decreased due to or in contemplation of a change in control of the Company. The benefits payable under this agreement are in lieu of, and not in addition to, any severance pay that would otherwise be payable to the officer under any other Company plan or benefit agreement or arrangement.

     In the Committee's opinion, the severance agreements and cash bonus understandings are essential to help preserve the value of the enterprise dur-ing the capital restructuring efforts because, as the Company states in its 1994 Annual Report and Report on Form 10-K, one or more of the alternatives being evaluated by the Company could result in a change in control. It is the Committee's belief that these arrangements are important in retaining qualified management of the Company and also providing an incentive to key executives to remain with the Company through a transition in ownership, if such a change were to occur, rather than to leave the Company. Finally, although neither the Committee nor the Board has taken any formal action, the Committee has requested management to propose a stock-based incentive compensation plan for its consideration in conjunction with management's recommendations to the Board regarding a restructuring of the Company's capital.

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") prevents publicly traded companies from receiving a tax deduction on compensation paid to certain executive officers in excess of $1 million annually. Although, the Committee has not adopted a policy relating to the Act, it is the intention of the Committee that, if necessary, the Company will take steps to conform its compensation to comply with the requirements of the Act.

     The dominant strategic goals of the Company in 1994 were the continuing efforts to rebalance the Company's capital structure, complete the corporate reorganization and consolidation endeavors that were begun in 1993, and continue to implement cost reductions and increase efficiencies. Numerical tests, designed to measure the results of these actions, were not adopted to determine executive compensation. Neither the profitability of the Company nor the market value of the Company's stock was considered in setting executive officer compensation, including any stock option grants, during 1994. Instead, the cash compensation paid executive employees in the form of salary and bonuses generally was not increased, except in specific cases where individual executive officers assumed increased responsibilities as a result of the Company's operational reorganization and consolidation.

     Only one executive officer was a party to a written employment contract with the Company. During 1994, the Company entered into a three year employment contract with Mr. H. Don Rutherford, Executive Vice President-Marketing. The Committee and Board was of the opinion that the importance of stability in that position and Mr. Rutherford's particular abilities and experiences warranted such action. Pursuant to the contract, Mr. Rutherford is entitled to a base salary of $225,000. Also under the agreement, Mr. Rutherford was entitled to a bonus in 1994 of $100,000. The agreement does not provide for any minimum amount of bonus in future years.

     Stock options are awarded under the Company's 1990 Stock Option Incentive Plan by the Company's Stock Option Committee. The grant of awards is principal-ly subjective. Stock option awards are also intended to attract, retain, and motivate key executives by aligning their interests with those of stockholders and providing long-term incentives. During 1994, the Stock Option Committee awarded options to purchase up to 250,000 shares of the Company's Common Stock to five officers, three of whom are included in the "Summary Compensation Ta-ble" below. On April 5, 1995, Messrs. Gettier and Kerber were awarded stock op-tions to purchase up to 400,000 shares and 300,000 shares, respectively, of the Company's Common Stock. All of the grants have a three year vesting period and an exercise price equal to the mean of the highest and lowest sales price for the Company's Common Stock on the day immediately preceding the date of grant.

     During 1994, there was no increase in the compensation paid Robert L. Beisenherz, the Company's Chairman and Chief Executive Officer until October 10, 1994. The annual cash compensation paid to Mr. Beisenherz, consisting solely of salary, remained constant at $500,000. This level of compensation was first fixed in 1989 as to a predecessor of Mr. Beisenherz, and it has not been specifically related to the performance of the Company. Mr. Beisenherz's base salary was


92% of the Company's reference salary midpoint. In 1994, Mr. Beisenherz was also paid the severance compensation to which he was entitled under the Company's Salaried Employees' Severance Pay Plan.

     As of October 10, 1994, Mr. James R. Kerber was engaged as interim Chief Executive Officer and President of the Company. As Mr. Kerber did not assume the position of Chairman and was not intended to carry out the additional duties associated with that office, the Committee and Mr. Kerber agreed that, subject to the Company's policies, the terms of his compensation would be essentially equivalent to the salary and benefits he was entitled to in the position he resigned to join the Company, which was Senior Executive Vice President of Life Partners Group, Inc. Accordingly, Mr. Kerber's initial annual cash salary was $250,000; however, to equalize certain benefits he would have been entitled to at his former position, but which the Company does not pro-vide, Mr. Kerber's salary was increased to $300,000 effective March 1, 1995. Mr. Kerber's annual salary is 95% of the Company's reference salary midpoint. Under the arrangements agreed to between Mr. Kerber and the Company, Mr. Kerber is also entitled to the following: reimbursement of reasonable lodging expenses in Dallas and reasonable expenses for travel between Dallas and his home in Denver, Colorado; the use of a Company owned or leased automobile in Dallas and Denver; and severance payment equal to one year of Mr. Kerber's base salary, less any severance benefits paid to Mr. Kerber pursuant the Company's Salaried Employees Severance Pay Plan. None of the terms of Mr. Kerber's compensation is contingent upon the Company's profitability or the market value of the Company's stock.

     Mr. Glenn H. Gettier, Jr. was elected Chairman of the Board and Chief Executive Officer of the Company effective January 18, 1995. Mr. Gettier will be paid an annual salary of $400,000, which is 94% of the Company's reference salary midpoint. This level of compensation resulted from discussions between the Compensation Committee and Mr. Gettier. To encourage Mr. Gettier to make a long-term commitment to the Company, the Board approved the payment of a $100,000 relocation bonus payable upon his permanent relocation to an address in the Dallas, Texas metropolitan area. Prior to such relocation, Mr. Gettier will be entitled to reimbursement for reasonable lodging expenses in Dallas and reasonable expenses for travel between Dallas and his home in northern Virginia. Mr. Gettier is also entitled to a severance payment equal to the greater of the benefit payable under the Company's Salaried Employees Severance Pay Plan or the amount of salary and bonus otherwise payable to Mr. Gettier from the date of termination to the end of the then current calendar year. None of the terms of Mr. Gettier's compensation is contingent upon the Company's profitability or the market value of the Company's stock.

     Effective February 11, 1994, the Management and Consulting Agreement between the Company and Consolidated National Corporation (CNC) was terminated. Pursuant to the Agreement, in effect since 1985, CNC and its affiliates, Robert
T. Shaw and C. Fred Rice, provided management and consulting services to the Company, for which CNC, and through CNC, Messrs. Shaw and Rice, were paid $2 million per year. Also effective February 11, 1994, the Company entered into ten year Independent Contractor and Services Agreements with each of Messrs. Shaw and Rice. In 1994, CNC was paid $333,333 pursuant to the Management and Consulting Agreement and Messrs. Shaw and Rice were paid $2,022,000 and $1,378,000, respectively, pursuant to the Independent Contractor and Services Agreements. In addition, future payments under such agreements will be paid to Messrs. Rice and Shaw over a ten year period as follows: Mr. Rice will receive an annual $600,000 fee for each of the first five years of the agreement (the first installment of which was paid on February 11, 1994, and the second in January 1995), $500,000 for the sixth year and $50,000 for each of the seventh through tenth years of the agreement; and Mr. Shaw will receive an annual $800,000 fee for each of the first five years of the agreement (the first of which was paid on February 11, 1994, and the second in January 1995), $575,000 for the sixth year and $75,000 for each of the seventh through tenth years of the agreement. At March 31, 1995, the present value of the Company's future obligations to Messrs. Rice and Shaw under these agreements, assuming an 8% discount rate, totaled $4,675,000.

Jon E.M. Jacoby, Chairman       S. Leroy Stegner            Vernon K. Zimmerman

                             EXECUTIVE COMPENSATION
Compensation Summary

     The following table sets forth information about the compensation paid or accrued by the Company and its subsidiaries during the last three fiscal years to or for the benefit of (i) the Company's interim Chief Executive Officer ("CEO") as of year-end 1994, (ii) the four executive officers of the Company who received the highest total salary and bonus

during 1994, other than the CEO, (iii) the Company's former CEO, who served as such until October 10, 1994, and (iv) two additional executive officers of the Company who would have been among the four most highly compensated officers of the Company (other than the CEO), but who were not serving as executive officers of the Company at year-end 1994. In addition, information is presented with respect to one executive officer who was compensated in 1994 pursuant to, among other agreements, an Independent Contractor and Services Agreement with the Company. These nine executive officers of the Company are herein referred to, from time to time, collectively as the "Named Executive Officers," their principal positions with the Company as of year-end 1994 or, in the cases of Messrs. Beisenherz, Lay, and Snyder, as of the time they left the Company's employment, are shown in the table.

                                      Summary Compensation Table
- ---------------------------------------------------------------------------------------------------------------
                                                                                  Long-Term
                                           Annual Compensation                   Compensation
                            --------------------------------------------------   ------------
     Name and Principal                                                             Awards
     Position with the                                         Other Annual      ------------      All Other
         Company            Year     Salary(1)    Bonus(2)     Compensation(3)    Options(#)    Compensation(4)
- ---------------------------------------------------------------------------------------------------------------
Current executive officers:
  James R. Kerber,           1994   $  55,464(6)                $ 19,744(7)
    President and
    Interim Chief
    Executive Officer(5)

  C. Fred Rice, Senior       1994                                                               $1,500,457
    Executive Vice           1993                                                                  703,716
    President                1992                                                                  703,716

  H. Don Rutherford,         1994   $ 219,583     $ 109,000                           25,000    $    8,868
    Executive Vice           1993     200,000        70,000                                          3,095
    President - Marketing    1992     162,620        85,000                           75,000         3,304

  Daniel B. Gail,            1994   $ 112,500     $  20,000                          100,000
    Executive Vice
    President, General
    Counsel and
    Secretary(8)

  Robert C. Greving,         1994   $ 200,000     $  18,000                                     $    4,295
    Executive Vice           1993     194,333        10,000                                          2,649
    President and Chief      1992     165,000        26,500                           75,000         2,282
    Actuary

  John T. Hull,              1994   $ 213,583     $  33,600                                     $  100,664
    Executive Vice           1993     206,500        25,000     $ 70,199(9)                        552,373
    President, Treasurer     1992     202,667        79,400                          100,000         3,495
    and Chief Financial
    Officer

Former executive officers:

  Robert L. Beisenherz,      1994    $ 436,550                                                  $  270,783
    Former Chairman of       1993      500,016                                                       3,240
    the Board, Chief         1992      500,016(10)                                   400,000         3,240
    Executive Officer
    and President(5)

  W. Sherman Lay,            1994    $ 194,368    $  57,500     $ 97,497(12)          25,000    $  138,923
    Former Executive         1993      159,333       25,000                                        454,278
    Vice President(11)       1992      154,167      148,000                           50,000         3,015

  Sheryl G. Snyder,          1994    $ 134,959    $  75,000     $103,125(9)                     $  154,249
    Former Executive         1993      242,000       70,000                                          3,816
    Vice President and       1992      240,000       70,000                          125,000         2,765
    General Counsel(13)
- ------------------------------------------------------------------------------------------------------------

(1) The "Salary" column in the above table includes salary deferred under the Southwestern Life Corporation Deferred Compensation Plan (the "Deferred Compensation Plan"). For further information regarding the Deferred Compensation Plan, see "--Employment and Compensatory Arrangements-- Deferred Compensation Plan" below. The "Salary" column also includes salary deferred under the Southwestern Life Corporation Savings Investment Plan (the "Savings Plan"), which is a voluntary, contributory plan under which

    employees of the Company and its affiliates may, among other things, elect to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2) The "Bonus" column in the above table includes bonuses awarded under the Deferred Compensation Plan.

(3) The above table excludes noncash benefits received by certain of the Named Executive Officers of the Company, which the Company believes did not exceed, in the aggregate during any year, $50,000 or an amount equal to 10% of the total annual salary and bonuses for each Named Executive Officer.

(4) The column "All Other Compensation" in the above table includes the following:

    For Mr. Rice, the portion of the $2,000,000 of fees paid or accrued in each of 1992 and 1993 and the $333,334 of fees paid in 1994 to CNC by a subsidi-ary of the Company under a management agreement between such subsidiary and CNC that was terminated in February 1994. For purposes of the above table, for such periods Mr. Rice has been allocated a portion of such fees based solely upon his percentage ownership of CNC. In 1994, Mr. Rice received $1,378,000 pursuant to the Independent Contractor and Services Agreement entered into between Mr. Rice and the Company in February 1994. See "Cer-tain Transactions" below for additional information regarding such agree-ments with Mr. Rice. The dollar value of insurance premiums paid by or on behalf of the Company with respect to term life insurance for his benefit was $3,240 in 1992, $3,240 in 1993, and $5,790 in 1994.

    For Mr. Rutherford, contributions or other allocations made by the Company and its subsidiaries for his account pursuant to the Savings Plan ($2,954 in 1994, $1,799 in 1993, and $2,248 in 1992); and the dollar value of in-surance premiums paid by or on behalf of the Company with respect to term life insurance for his benefit ($5,914 in 1994, $1,296 in 1993, and $1,056 in 1992).

    For Mr. Greving, contributions or other allocations made by the Company and its subsidiaries for his account pursuant to the Savings Plan ($2,999 in 1994, $2,043 in 1993, and $1,767 in 1992); and the dollar value of insur-ance premiums paid by or on behalf of the Company with respect to term life insurance for his benefit ($1,296 in 1994, $606 in 1993, and $515 in 1992).

    For Mr. Hull, contributions or other allocations made by the Company and its subsidiaries for his account pursuant to the Savings Plan ($3,000 in 1994, $2,315 in 1993, and $2,182 in 1992); the dollar value of insurance premiums paid by or on behalf of the Company with respect to term life insurance for his benefit ($1,384 in 1994, $1,338 in 1993, and $1,313 in 1992); and, in 1993 and 1994, the amounts accrued by the Company for sup-plemental severance and bonus benefits payable in connection with a volun-tary or involuntary termination of his employment pursuant to an agreement between the Company and Mr. Hull. In its financial statements for the years ended December 31, 1993, and December 31, 1994, the Company accrued $548,720 and an additional $96,280, respectively (providing for a total accrued liability of $645,000 at December 31, 1994), as severance benefits with respect to Mr. Hull, which amount includes $137,720 and $77,280, re-spectively, accrued with respect to the supplemental bonus that might be payable upon termination of employment to the extent the market value of the Common Stock held by Mr. Hull subject to such agreement is less than $5.875 per share.

    For Mr. Beisenherz, $250,000 as severance paid in 1994 pursuant to the Company's Salaried Employees Severance Pay Plan (the "Severance Plan"); $15,000 as consulting fees paid in 1994 following Mr. Beisenherz's termina-tion for services rendered to the Company; and contributions or other allocations made by the Company and its subsidiaries for his account pursuant to the Savings Plan ($1,482.72 in 1994); and the dollar value of insurance premiums paid by or on behalf of the Company with respect to term life insurance for his benefit ($4,300 in 1994, $3,240 in 1993, and $3,240 in 1992).

    For Mr. Lay, $134,135 as severance paid in 1994 pursuant to the Severance Plan in 1994; contributions or other allocations made by the Company and its subsidiaries for his account pursuant to the Savings Plan ($2,960 in 1994, $1,499 in 1993, and $1,794 in 1992); and the dollar value of insur-ance premiums paid by or on behalf of the Company with respect to term life insurance for his benefit ($3,253 in 1994, $1,262 in 1993, and $1,221 in 1992) and, in 1993, the amounts accrued by the Company for supplemental severance and bonus benefits payable in connection with a voluntary or involuntary termination of his employment pursuant to an agreement between the Company and Mr. Lay. In its financial statements for the year ended December 31, 1993, the Company accrued $451,517, as severance benefits with respect to Mr. Lay, which amount included $128,517, accrued with respect to the supplemental bonus that might be payable upon termination of employment to the extent the market value of the Common Stock held by Mr. Lay subject to such agreement was less than $5.875 per share. In 1994, the supplemental benefits liability relative to Mr. Lay was reduced $1,523 as a result of an adjustment in accrued benefits and $273,532 as a result of supplemental severance benefits paid to Mr. Lay, leaving an accrued liability totalling $176,462 at December 31, 1994, representing the approximate amount due Mr. Lay with respect to supplemental bonus benefits that were paid in 1995.

    For Mr. Snyder, $150,000 as severance paid in 1994 pursuant to the Severance Plan; contributions or other allocations made by the Company and its subsidiaries for his account pursuant to the Savings Plan ($3,000 in 1994, $2,248 in 1993, and $1,210 in 1992); and the dollar value of insurance premiums paid by or on behalf of the Company with respect to term life insurance for his benefit ($1,249 in 1994, $1,568 in 1993, and $1,555 in 1992).


(5) Mr. Beisenherz served as Chairman of the Board of Directors, CEO and President of the Company until his resignation on October 10, 1994, and Mr. Kerber was elected as the President and interim CEO of the Company on such date. Effective January 18, 1995, Glenn H. Gettier, Jr. was elected as the CEO of the Company and Chairman of the Board of Directors and James
     R. Kerber was named to the additional offices of Chief Operating Officer and Vice Chairman of the Board on such date.

(6) Includes $34,630 paid directly to LPG to reimburse such company for salary paid by LPG to Mr. Kerber for periods when Mr. Kerber was employed by the Company.

(7) Includes $19,744 paid by the Company for expenses associated with commuting from Denver, Colorado to Dallas, Texas, including certain expenses paid by LPG that were reimbursed by the Company.

(8) Mr. Gail became employed by the Company as its Executive Vice President, General Counsel and Secretary effective June 30, 1994.

(9) Represents the difference between the exercise price paid upon exercises of stock options and the market value of the stock acquired by Messrs. Hull and Snyder on the respective dates of exercise.

(10) The compensation of Mr. Beisenherz for 1992 includes compensation for which the Company was reimbursed as a result of services rendered to CFLIC and Marquette National Life Insurance Company, then both subsidiaries of CNC. The amount of Mr. Beisenherz's salary for which the Company and its subsidiaries were reimbursed in 1992 totaled $125,000.

(11) Mr. Lay retired from the Company effective October 20, 1994.

(12) For Mr. Lay, $52,069 of the "Other Annual Compensation" represents moving and relocation expenses from Louisville, Kentucky to Dallas, Texas paid by the Company in 1994, and $39,129 represents expenses paid by the Company in 1994 associated with commuting between offices in Louisville and Dallas.

(13) Mr. Snyder resigned from the Company effective June 30, 1994.

Stock Options

    Stock Option Grants. The table shows information regarding grants of stock options to Named Executive Officers under the Company's 1990 Stock Option Incentive Plan during the year ended December 31, 1994. Named Executive Officers not included in the following table did not receive any stock option grants in 1994. The amounts shown for the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options, which would result in stock prices of approximately $8.35 and $13.29, respec-tively. The amounts shown as potential realizable values for all stockholders represent the corresponding increases in the market value of 47,265,016 out-standing shares of the Company's Common Stock as of December 31, 1994, which would total approximately $152.4 million and $385.9 million, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by appli-cable SEC regulations. Actual gains, if any, on option exercises and common stockholdings are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.


                              OPTION GRANTS IN 1994
                                                                                  Potential Realizable Value
                                                                                  at Assumed Annual Rates of
                                                                                 Stock Price Appreciation for
                                     Individual Grants                                    Option Term
- ---------------------------------------------------------------------------------------------------------------
                                            Percent of
                               Number of    Total Options
                              Securities    Granted to                             If Stock at    If Stock at
                              Underlying    Employees in  Exercise or                 $8.35          $13.29
                                Options       Fiscal      Base Price   Expiration
             Name              Granted(1)     Year(2)      ($/SH)(3)      Date        5%($)          10%($)
- ----------------------------- -----------   ------------  -----------  ---------- -----------      ----------
All Stockholders' Stock Appreciation                                             $152.4 million  $385.9 million
Daniel B. Gail                   100,000         40             $5.125   7-1-04   $322,500         $816,500
W. Sherman Lay                    25,000         10             $5.125   7-1-04   $ 80,625         $204,125
H. Don Rutherford                 25,000         10             $5.125   7-1-04   $ 80,625         $204,125

__________
(1)   All options granted in 1994 vest on July 1, 1997.
(2)   Total options granted in 1994 = 250,000
(3) Exercise price = fair market value of Common Stock (as defined in the 1990 Stock Option Incentive Plan as the mean between the highest and lowest sale prices of the Common Stock) on the day preceding the date of grant.

    Stock Option Exercises. The following table provides information about stock options exercised during 1994 and the unexercised options held at December 31, 1994 by the Named Executive Officers. Named Executive Officers not included in the following table do not hold any stock options.

                  AGGREGATED OPTION EXERCISES IN 1994 AND
                        1994 YEAR-END OPTION VALUES*

                                               Number of Unexercised Options at
                                                           Year-End 1994
                                               --------------------------------
                           Shares
                         Acquired On     Value
     Name                 Exercise      Realized   Exercisable  Unexercisable
- -----------------------  -----------    --------   -----------  -------------
Robert L. Beisenherz(1)                              100,000               0
Daniel B. Gail                                             0         100,000
Robert C. Greving                                     20,000          75,000
John T. Hull                                         120,000               0
W. Sherman Lay(2)          70,000           --             0          25,000
H. Don Rutherford                                     20,000         100,000
Sheryl G. Snyder           50,000        $103,125          0               0

__________
 * The "Value of Unexercised, In-the-Money Options at 1994 Year-End" column has been omitted from the table because the exercise prices of the outstanding options, ranging from $3.125 to $5.125 per share, exceeded the fair market value of the underlying stock at year-end 1994, which was $2.565 per share (the closing price of the Common Stock on the American Stock Exchange on December 30, 1994), for both exercisable and unexercisable options. In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option.



(1) Mr. Beisenherz's vested options expired on January 10, 1995, three months after his resignation from the Company, in accordance with the Company's 1990 Stock Option Incentive Plan. All of Mr. Beisenherz's unvested options expired immediately upon his October 10, 1994 resignation.

(2) Mr. Lay exercised all of his vested stock options following his October 20, 1994 retirement, even those options that were not in-the-money, in order to obtain the full benefits available to him under a separate supplemental benefit agreement as further described in the "Summary Compensation Table" above and in "--Severance Compensation Arrangements--Supplemental Severance Plan," below. All amounts acquired upon the exercise of in-the-money options were applied to the exercise price for the exercise of out-of-the-money options, however, the amount owing for the exercise price of the out-of-the-money options was greater than the amount attributed to the in-the-money options, which resulted in adjustments to amounts payable to Mr. Lay under the supplemental benefit agreement to which he was a party. Under the terms of the Company's 1990 Stock Option Incentive Plan, because Mr. Lay retired from the Company, his unvested options will be allowed to vest on July 1, 1997, in accordance with the pre-established vesting schedule for such grant, and will be exercisable for one year after vesting.

Compensation of Directors

     Each director who is not an officer or employee of the Company or its subsidiaries receives a fee of $2,000 per month and $500 for each meeting of the Board or Board committee attended by him in person and $250 for each meeting attended by telephone conference.

Employment and Compensatory Arrangements

     Mr. Gettier, the Company's CEO and Chairman of the Board since January 18, 1995, has an employment agreement with the Company to serve in such capacities until December 31, 1995, subject to automatic one year renewals unless earlier terminated by the Board or Mr. Gettier. Such agreement with Mr. Gettier provides for a base salary of $400,000 per year and a relocation bonus of $100,000 payable upon Mr. Gettier's permanent relocation to the Dallas, Texas area as well as other bonuses in such amounts and at such times as may be determined by the Board in its absolute discretion.

     Mr. Kerber, who served as the Company's interim CEO from October 10, 1994 until January 18, 1995, and thereafter has served as the Company's Chief Operating Officer, President and Vice Chairman of the Board, has an employment agreement with the Company pursuant to which he received a base salary until February 28, 1995 of $250,000, which was raised to $300,000 effective March 1, 1995. Mr. Kerber's agreement with the Board will terminate on September 30, 1997, unless earlier terminated by either the Board or Mr. Kerber.

     Mr. Rutherford, the Company's Executive Vice President - Marketing, has an employment agreement with Facilities Management Installation, Inc. ("FMI"), a wholly-owned subsidiary of the Company that employs most of its employees. This agreement provides for a three-year term, ending May 31, 1996, subject to earlier termination by the Company. Mr. Rutherford's base salary under this Agreement is set at $225,000, which is subject to increase by the Company's Board of Directors, and a 1994 bonus of $100,000, however, any other bonuses during the term of this Agreement shall be at the discretion of the Board.

     Deferred Compensation Plan. Messrs. Rutherford, Hull, and Greving participate in the Southwestern Life Corporation Deferred Compensation Plan (the "Deferred Compensation Plan") under which each is permitted to defer all or part of his salary, but not less than $2,000 per year. In addition, the Company and its affiliates may make bonus awards to participants in the Deferred Compensation Plan based upon their performance. Deferred salary amounts and bonus awards accrue interest at rates determined quarterly by the committee administering the Plan. Each employee's deferred salary amounts and interest thereon are 100% vested at all times, and bonus awards and interest thereon vest in increments of 20% for each year of employment by the Company or its affiliates or in full upon disability or retirement. Upon an employee's disability, retirement, or other termination of service other than by reason of death, the employee may elect to receive his or her vested benefits in a lump sum or periodically over no more than 15 years, except that bonus awards and interest thereon are forfeited by an employee discharged for gross misconduct. The beneficiaries of a deceased eligible employee are entitled to a death benefit as specified in writing at the time of the employee's enrollment in the Compensation Plan. Mr. Lay had participated in the Deferred Compensation Plan, and upon Mr. Lay's retirement in 1994

he received a total lump sum payment of approximately $71,000, representing total bonus awards from the Company from 1988-92 of $50,000 and the interest thereon until the payment date.

     For information regarding compensatory agreements with Mr. Rice, see "Certain Transactions--Independent Contractor and Services Agreements."

Severance Compensation Arrangements

     Severance Plan. Messrs. Kerber, Rutherford, Gail, Gettier, Greving, and Hull participate in the Severance Plan. The Severance Plan generally provides an employee of the Company and certain of its subsidiaries the equivalent of a week of pay at the employee's base rate for each full year of the employee's term of service if his employment is terminated involuntarily through no fault of the employee. Management employees are entitled to minimum payments of from four to 26 weeks of pay. The maximum amount of severance pay for any employee is the equivalent of 52 weeks of pay. Mr. Rice, who is not an employee, is not eligible for benefits under the plan. In 1994, Messrs. Beisenherz, Lay, and Snyder received $250,000, $134,135, and $150,000, respectively, under the Severance Plan.

    Supplemental Severance Plan. Mr. Hull also participates in the Supplemental Severance and Bonus Plan (the "Supplemental Plan"), which the Company adopted during 1993 for certain specified employees and which is evidenced by agree-ments between the Company and each of the participating employees. Under the terms of the Supplemental Plan, Mr. Hull is entitled to receive supplemental severance benefits and a supplemental bonus if his employment with the Company and its affiliates or successors is voluntarily or involuntarily terminated for any reason other than his gross misconduct. The amount of the supplemental severance benefits to which he is entitled is equal to 200% of his salary (excluding bonuses) during the 12 months preceding the termination of his employment, less any amounts received by him under the Severance Plan. The supplemental bonus is also designed to compensate Mr. Hull to the extent shares of Common Stock of the Company acquired by him in connection with his employ-ment are sold through a stock exchange at prevailing prices that are less than $5.875 per share. Shares covered by the agreement, as amended, include shares acquired by him pursuant to the Restricted Stock Purchase Agreement, dated March 12, 1982, between Mr. Hull and a predecessor of FMI, as amended, and shares acquired pursuant to stock options granted him prior to the date of the agreement. To give rise to a supplemental bonus payment, sales of such shares must occur only on designated dates occurring during the term of the agreement, or within 90 days after his death if his employment is terminated as a result of his death. Mr. Lay had also participated in the Supplemental Plan and in 1994 he received a payment of $273,532 as supplemental severance under such plan and in January 1995, he received $322,280 as a supplemental bonus payment thereunder. See also "Certain Transactions--Other Transactions."

    Executive Severance Plan. In March of 1995, nine (9) of the Company's key executive officers, including all of the Named Executive Officers who are currently employed by the Company, entered into Executive Severance Benefit Agreements (the "Executive Plan"). In accordance with the Executive Plan, in the event that any such participant therein is terminated following a "change in control" of the Company (as defined in the Executive Plan), such participant would receive an amount equal to his base salary at the time of termination less any amounts paid to such participant by the Company or any of its affiliates under the Severance Plan or any other employment agreement or arrangement.

    Pursuant to the terms of Mr. Gettier's employment agreement with the Com-pany, if Mr. Gettier is terminated without "cause" (as such term is defined in Mr. Gettier's employment agreement), then the Company shall pay him an amount equal to the greater of (i) the salary and bonus Mr. Gettier would have received from the date of such termination until the end of the term of his employment agreement and (ii) the amount Mr. Gettier would receive under the Severance Plan.

    Pursuant to the terms of Mr. Kerber's employment agreement with the Compa-ny, if Mr. Kerber is terminated without "cause" (as such term is defined in Mr. Kerber's employment agreement), he will receive additional severance pay in an amount equal to the difference between Mr. Kerber's annual base pay at the time of termination and the severance pay to be received under the Severance Plan.

    In accordance with Mr. Rutherford's employment agreement, if Mr. Rutherford is terminated without "cause" (as such term is defined in Mr. Rutherford's employment agreement), then Mr. Rutherford will receive an amount equal to the

greater of (i) the salary and other benefits he would have earned from the date of termination until May 31, 1996, or (ii) the amount Mr. Rutherford would receive under the Severance Plan.

    Under the Company's 1990 Stock Option Incentive Plan, pursuant to an amendment effective June 30, 1994, upon a defined "Change of Control Termination," all of the grantee's options become immediately vested, and remain exercisable for two years thereafter. All of the Named Executive Officers currently hold options granted under the 1990 Stock Option Incentive Plan. See "Report on Executive Compensation" and "Stock Options" above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
IN COMPENSATION DECISIONS

    The members of the Compensation Committee are Jon E.M. Jacoby, S. Leroy Stegner, and Vernon K. Zimmerman. Robert P. Ewing, a director of the Company until February 7, 1995, had also been a member of the Compensation Committee during 1994.

    All of the members of the Compensation Committee are independent directors. Mr. Jacoby is the designee of Stephens, a major stockholder of the Company, pursuant to agreements further described in "Certain Transactions--Transactions Involving CNC, Torchmark, and Stephens" below. Mr. Jacoby is also an officer and director of Stephens. In 1994, the Company paid Stephens fees of $325,000 for services rendered to the Company as a financial advisor.


                              CERTAIN TRANSACTIONS

    Transactions Involving CNC, Torchmark, and Stephens.

    On January 15, 1994, the Company entered into a series of agreements pursuant to which, at simultaneous closings on February 11, 1994, (1) the Company repurchased from CNC 100,000 shares of Class B Common Stock for $500,000 ($5.00 per share); (2) CNC and its subsidiary, CFLIC, sold a total of 4,677,243 shares of Common Stock of the Company at a price of $23,386,215 ($5.00 per share) to Torchmark; and (3) CNC and CFLIC sold a total of 4,456,820 shares of Common Stock of the Company at a price of $22,284,100 ($5.00 per share) to Stephens. In conjunction with these agreements, the Company also granted to Robert T. Shaw a stockholder, officer, and director of CNC and a former officer and director of the Company, an option to purchase, at depreciated book value, either or both of the two aircraft owned by the Company and agreed to maintain certain operations of the Company in Louisville, Kentucky, so long as they are continued. On June 30, 1994, an entity controlled by Mr. Shaw purchased one of the aircraft subject to the option for $1,444,000, representing its depreciated book value at that time. In addition, on August 5, 1994, an unrelated third party to whom Mr. Shaw assigned the option purchased the second aircraft for $4,005,000, representing its depreciated book value at September 30, 1994.

    To satisfy conditions to the closing of the transactions, Jon E.M. Jacoby and Keith A. Tucker, designees of Stephens and Torchmark, respectively, were appointed as directors to fill existing vacancies on the Board of Directors; the Company amended its Bylaws to delete the requirement that the number of directors be divisible by four; the Company amended its Certificate of Incorporation to eliminate all references to the Class B Common Stock, which stock had entitled CNC to elect 75% of the directors of the Company, and retired such Class B Common Stock in accordance with the General Corporation Law of the State of Delaware; the Company and CNC terminated the Management and Consulting Agreement, pursuant to which CNC had rendered management and consulting services to the Company since 1985; and the Company entered into ten-year Independent Contractor and Services Agreements with each of Messrs. Shaw and Rice, as described below. The Company further agreed with each of Torchmark and Stephens to exercise its best efforts to nominate and secure the election to the Company's Board of Directors of one person designated by it, so long as it owns at least 5% of the outstanding Common Stock of the Company or any successor of the Company. Messrs. Jacoby and Tucker are the designated nominees of Stephens and Torchmark, respectively, to be considered for election as a director at the Annual Meeting. In addition, the Company, CNC, CFLIC and Messrs. Shaw and Rice also agreed with each of Torchmark and Stephens that none of CNC, CFLIC nor Messrs. Shaw and Rice would own more than 1,000,000 shares of Common Stock following the completion of the transactions pursuant to the June 15 Agreement (as defined below). Accordingly, on



June 30, 1994 (the date of the consummation of the June 15 Agreement), CNC reduced its total holdings in the Company to 969,154 shares of Common Stock, or approximately 2% of the Company's outstanding shares, and CNC continues to hold such amount as of the date hereof.

    The Company joined in the stock purchase agreements CNC, CFLIC and Messrs. Shaw and Rice executed with each of Torchmark and Stephens. In addition to making certain representations and warranties, the Company granted each of Torchmark and Stephens the right to require the Company to file a registration statement under federal and applicable state securities laws, pursuant to which it can sell the shares purchased from CNC and CFLIC (or any securities issued in respect of such shares). The Company also granted each of Torchmark and Stephens piggy-back registration rights that, subject to certain customary exceptions, will enable them to publicly sell shares as a part of a public offering of Common Stock by the Company.

    The Company and CNC and its stockholders, including Mr. Shaw and C. Fred Rice, also executed a Mutual Release, pursuant to which, subject to certain exceptions, including the continuation of certain indemnification and contrac-tual rights, they released one another from any claims or liabilities relating to any of their past or existing relationships with the Company, whether by virtue of employment, directorship, stock ownership or otherwise, or the ter-mination of any such relationship. Mr. Rice is also a Senior Executive Vice President of the Company and currently serves as a director of the Company (although Mr. Rice requested that he not be nominated for reelection to the Company's Board at the Annual Meeting or be reappointed as an officer of the Company at the annual meeting of the Company's Board, which immediately follows the Annual Meeting).

    In 1994, the Company engaged the services of Stephens to act as a financial adviser and to perform a business review of the Company and also to assist in certain transactions involving the divestiture of two subsidiaries. In connec-tion with such engagements, each of which were approved by the disinterested members of the Company's Board of Directors, the Company paid fees of $325,000 to Stephens in 1994, and reimbursed them for $18,000 of expenses incurred in 1994.

    Independent Contractor and Services Agreements. Under these services agreements with each of Messrs. Rice and Shaw, which cannot be terminated for any reason, each of Messrs. Shaw and Rice will attempt to identify business opportunities in the insurance industry and will be available to consult with the Company during the term of his agreement. The consulting fees payable to Mr. Shaw pursuant to his agreement with the Company consist of $1,222,000, which was paid at the time of execution in consideration of past services, and an annual fee of $800,000 for each of the first five years of the agreement (the first of such annual payments was made at the time of execution and the second in January 1995), $575,000 for the sixth year of the agreement, and $75,000 for each of the seventh through tenth years of the agreement. The consulting fees payable to Mr. Rice pursuant to his agreement with the Company consist of $778,000, which was paid at the time of execution in consideration of past services, and an annual fee of $600,000 for each of the first five years of the agreement (the first of such annual payments was made at the time of execution and the second in January 1995), $500,000 for the sixth year of the agreement, and $50,000 for each of the seventh through tenth years of the agreement. The Company has accrued the present value of the consulting fees payable to Messrs. Shaw and Rice in its financial statements as of and for the year ended December 31, 1994. The Company also has agreed to reimburse Messrs. Shaw and Rice for the reasonable out-of-pocket expenses incurred by them in the performance of their services, to provide Messrs. Shaw and Rice with employee benefits available from time to time to the Company's senior executive officers of the Company, to the extent permitted by law, and, subject to reimbursement by Messrs. Shaw and Rice, to provide certain benefits to their dependents, certain benefits upon the termination of the agreements and certain support services during the term of the agreement.

    Management and Services Agreements. Until February 11, 1994, CNC provided certain executive services and advice to the Company and its subsidiaries under a management and consulting agreement entered into in 1985 with the approval of disinterested directors of the Company. This agreement required CNC to devote substantially all its time and effort on a non-exclusive basis to advise and consult with the Company and its subsidiaries in connection with all management and policy decisions with respect to their management, operations, insurance programs, and acquisition programs. CNC provided the required services through its employees, including primarily Messrs. Shaw and Rice. Under the agreement, CNC was paid $333,333 in 1994, which was only a portion of its annual fee of $2,000,000 under such contract. The "Summary Compensation Table" above shows amounts from this fee attributed to Mr. Rice, in lieu of other

compensation to him. CNC was also entitled to reimbursement for all reasonable travel, entertainment, promotional, and similar expenses and to adequate office space, equipment, and support personnel in connection with performance of its obligations to the Company. As in effect during 1994, the Management and Consulting Agreement between the Company and CNC renewed automatically for successive one year terms until its final expiration date in January 1995. On February 11, 1994, the Company terminated the Management and Consulting Agreement, other than the indemnification provisions contained therein, and entered into the Independent Contractor and Services Agreements described above with each of Messrs. Shaw and Rice.

    REINSURANCE AND SERVICE TRANSACTIONS INVOLVING CNC's SUBSIDIARIES.

    The Company's subsidiary, Southwestern Life Insurance Company ("Southwestern Life"), and former subsidiary, Bankers Life and Casualty Company ("Bankers") were parties to reinsurance agreements with Employers Reassurance Corporation ("ERC"), an independent third party reinsurer that in turn retroceded the reinsured business to CFLIC, a subsidiary of CNC. Southwestern Life is an indirect, wholly-owned subsidiary of the Company, and Bankers was an indirect, wholly-owned subsidiary of the Company until November 1992. These reinsurance and retrocession arrangements were established in connection with Bankers' sale of Marquette National Life Insurance Company ("Marquette") to CNC and its stockholders, including Messrs. Shaw and Rice, in 1990. They were amended during the first quarter of 1994 to, among other things, conform the investment criteria applicable to the business reinsured by Southwestern Life and to clarify the manner in which the experience refund was calculated. Pursuant to Southwestern Life's reinsurance agreement with ERC (the "ERC Reinsurance Agreement"), the Company agreed with ERC, and, separately, CNC, to compensate ERC if assets supporting the reserve liabilities of the reinsured business did not meet certain investment criteria and to guarantee the collect-ability of certain risk fees payable to ERC. The ERC Reinsurance Agreement provided for the payment to Southwestern Life of an experience refund of 95% of the amount by which actual future profits on the reinsured business and related assets exceed the $25 million projected value of the business. The fees paid or accrued by Southwestern Life to ERC as compensation for its obligation as reinsurer in 1994 was $7,359 and Southwestern Life received no experience re-fund under the ERC Reinsurance Agreement for 1994.

    On June 15, 1993, the Company, CNC and CFLIC entered into an agreement (the "June 15 Agreement"), that related to, among other things, the termination of a retrocession arrangement between CFLIC and ERC (the "CFLIC Retrocession Agreement") and the recapture by Southwestern Life of certain liabilities that had been reinsured by ERC pursuant to the ERC Reinsurance Agreement. As part of the June 15 Agreement, the Company acquired from CFLIC $63 million of CFLIC preferred stock and transferred to CFLIC its ownership in certain investments with an estimated fair value as of June 15, 1993 of $63 million, including a limited partnership interest (that has since been liquidated) and 83% of the outstanding common stock of ICH Funding, Inc. ("ICH Funding"). ICH Funding is a special purpose entity that was formed in 1992 to hold the Company's residual interest in a pool of mortgage-backed securities acquired from Bankers. See "--Other Transactions" below. The purpose of the preferred stock acquisition was (i) to increase CFLIC's risk-based capital until termination of the reinsurance treaties was completed and (ii) to facilitate the ultimate retirement of the Company's debt and preferred stocks then held by CFLIC, which were transferred to the Company at June 30, 1994 in connection with the redemption by CFLIC of its preferred stock, as described below.

    As contemplated by the June 15 Agreement, the CFLIC Retrocession Agreement was terminated on June 30, 1994, and the business thereunder was recaptured effective as of April 1, 1994, resulting in ERC assuming $323.3 million of liabilities and receiving assets, net of a $33.9 million ceding fee, with an aggregate fair market value as of March 31, 1994 of $289.4 million. As a result of the termination of the CFLIC Retrocession Agreement, Southwestern Life recaptured reserve liabilities of $107.2 million and received assets, net of a $13.2 million ceding fee, with an aggregate fair value as of March 31, 1994 of $93.9 million. The assets transferred to Southwestern Life consisted of cash; short-term investments and marketable, fixed-maturity investments (fair value at March 31, 1994 of $25.5 million); CFLIC's investment in ICH Funding (See "-- Other Transactions" below); certain pass-through certificates (fair value at June 30, 1994 of $12.5 million); collateral loans due from James M. Fail and CFSB Corporation totalling $50.6 million (See "--Transactions Arising from Relationships with CNC and James M. Fail" below); and other assets, principally mortgage loans totalling $5.3 million. ERC continues to reinsure approximately $216.1 million of assumed liabilities under the ERC Reinsurance Agreement. Immediately prior to the reinsurance terminations, Union Bankers utilized available cash to purchase CFLIC's investment in Marquette at its fair value of $8.2 million.

    In connection with the ERC Reinsurance Agreement and the CFLIC Retrocession Agreement, Southwestern Life provided investment management, administrative, data processing, and general supervisory services related to the reinsured, retroceded business until the consummation of the June 15 Agreement occurring on June 30, 1994. Fees earned by Southwestern Life under this arrangement during 1994 totalled $367,468.

    An independent actuarial firm was retained prior to entering into the agreements with CNC and CFLIC to develop the assumptions and methodology to be used in determining the ceding fee to be paid by Southwestern Life. Such ceding fee can vary depending on numerous factors, such as the yield expected to be earned on the assets received, the anticipated reinvestment rate, the size of the remaining block of business, and the anticipated remaining life of the block of business. The Company's in-house actuarial staff subsequently estimated the ceding fee to be paid utilizing the methodology developed by the independent actuarial firm, with appropriate adjustments in assumptions to reflect changes in market interest rates and other factors. The fair values of marketable, fixed-maturity investments were determined based on the quoted mar-ket prices as published by nationally recognized pricing services. The fair value of Marquette was determined based on the fair value of its assets and liabilities, and adjusted for the value of its charter and licenses. The fair value of CFLIC's investment in ICH Funding was determined based on an appraisal of its underlying assets by an investment banking firm. The remaining assets, totalling $55.9 million, were transferred at their book value, which in management's opinion approximates fair value.

    Upon termination of the CFLIC Retrocession Agreement, CFLIC transferred cash and invested assets to ERC with a fair value equal to the reserve liabil-ities being recaptured, net of the ceding fees payable. Due primarily to a re-quirement by insurance regulatory authorities to transfer such investments upon termination of the reinsurance agreements at their fair value, the Company increased its basis in the CFLIC preferred stock by investing an additional $26.2 million (including $21.1 million in cash and a $5.1 million receivable) immediately prior to the termination of the CFLIC Retrocession Agreement to enable CFLIC to have sufficient assets (other than the Company's securities being transferred to the Company upon redemption of the CFLIC preferred stock as described) to complete the terminations. A substantial portion of such amount was attributable to a decline in the fair value of the 83% interest in ICH Funding subsequent to the Company's transfer of such investment to CFLIC in June 1993. See "--Other Transactions" below.

    Concurrently with the termination of the CFLIC Retrocession Agreement and Southwestern Life's recapture of assumed liabilities ceded under the ERC Reinsurance Agreement, CFLIC redeemed its preferred stock from the Company by transferring its ownership in certain of certain debt and securities to the Company. These debt and securities included: the $30,000,000 principal balance outstanding on the Company's senior secured loans that were extended to the Company by financial institutions pursuant to a Credit Agreement, dated September 28, 1990, among the Company, certain banks and The Chase Manhattan Bank (National Association), as agent for the banks, and which had been secured by the stock of certain of the Company's subsidiaries; $22,242,000 stated value of The Company's Series 1984-A Preferred Stock; $7,000,000 stated value of the Company's Series 1986-B Preferred Stock; a U.S. Treasury note (par value $1,050,000), and 620,423 shares of the Common Stock held by CFLIC (500,000 shares of which were purchased upon the exercise of an option on June 30, 1994 held by the Company to purchase shares from CFLIC at $5.25, the closing price of the stock on the date of exercise). Immediately following the redemption by CFLIC of its preferred stock, the shares of the Company's preferred stock acquired by the Company were retired and the senior secured loans were canceled. The 620,423 shares of Common Stock were placed in treasury and retired as of December 31, 1994.

    The Company also assumed the federal income tax liabilities, if any, directly resulting from the recaptures, and deposited $8.8 million in cash into an escrow account to secure its obligation to pay tax liabilities arising from the termination of the reinsurance arrangements arising through June 30, 1994. With the payment of such tax liabilities, the Company also became entitled to any tax refunds due CFLIC resulting from the termination of the CFLIC reinsurance agreements or as a result of any redetermination of taxes owed by CFLIC through December 31, 1994, the first taxable period after such termi-nation. The escrowed and refunded funds exceeded the Company's assumed tax liabilities by $6.5 million and, as a result, this amount was returned to the Company as of December 31, 1994.

    In conjunction with entering into the various agreements, in January 1994, the Company advanced to CNC a cash payment totalling $875,000, representing the net after-tax earnings on the specified assets to be retained by CFLIC for the six month period ended December 31, 1993.


    Transactions Arising from Relationships with CNC and James M. Fail.

    CNC has agreed to share with the Company certain economic benefits it receives in relation to CFSB Corporation ("CFSB"), the holding company James M. Fail organized to acquire Bluebonnet Savings Bank, FSB ("Bluebonnet"). Pur-suant to an agreement dated January 25, 1993, among CNC, Mr. Fail and CFSB, CNC has a 49% interest in dividends paid with respect to common stock of Bluebonnet held by CFSB and in the proceeds derived by CFSB from the sale of that stock (in each case computed after the deduction of certain amounts). In accordance with a separate agreement between CNC and the Company, the Company is entitled to receive 27.7% of the payments CNC receives under CNC's agreement with CFSB and Mr. Fail, entitling the Company to 13.8% of the common stock dividends paid by and of the net proceeds derived from the sale of Bluebonnet. During 1994, the Company received cash payments totalling $277,000 under this agreement.

    During a portion of 1994, a subsidiary of the Company held a 10% promissory note of CNC in the principal amount of $2,000,000, which had a scheduled maturity date of December 20, 1995. The amount of the promissory note represented a portion of the contingent interest payable to CNC under a loan CNC made in 1989 in connection with Mr. Fail's investment in Bluebonnet and CFSB; a subsidiary of the Company had also previously extended a loan to finance, in part, Mr. Fail's acquisition of CFSB. The total outstanding balance of $2,028,493 due on this note was paid in full to CNC on February 11, 1994.

    Southwestern Life and CFLIC had loans outstanding to Mr. Fail and CFSB during 1994. As of June 30, 1994, in consummation of the June 15 Agreement, all of CFLIC's interests in the loans to Mr. Fail and CFSB were transferred to Southwestern Life. With respect to the loans extended by Southwestern Life to Mr. Fail and CFSB, the largest amount outstanding during 1994 was $40.3 million and $29.7 million, respectively, and the aggregate principal balance outstanding at March 15, 1995 was $20,159,377 and $26,905,181, respectively.

    Other Transactions

    In March, 1982, restricted shares of stock of certain subsidiaries of the Company were purchased by employees who, in subsequent years, were elected officers of the Company. Each employee paid the entire purchase price for the shares with his note, which bears interest at 9% per year and on which princi-pal and accrued interest are payable at maturity or, if earlier, upon notice given after the employee's employment terminates or the restrictions on trans-fer of the shares lapse. The purchased shares were converted into shares of Common Stock in connection with the Company's acquisition of the minority interests in its publicly-held subsidiaries in 1982. By virtue of a 1985 affiliate merger transaction, the Company acquired the participating employees' notes, which were scheduled to mature during 1992. During 1992, the Company agreed to amend and extend the notes of employees it held that were secured by Common Stock to extend their term until December 31, 1996, to prohibit the sale of the purchased and pledged shares prior to December 31, 1994, and to enable the employee to apply the pledged stock to pay in full the notes upon termi-nation of employment or at maturity. The following table summarizes certain information regarding the stock purchases and indebtedness of Mr. Hull and of Mr. Lay, who served as an executive officer of the Company until his retirement in November 1994. On January 11, 1995, Mr. Lay repaid $135,743 due under this note with part of the proceeds received upon the sale of 33,430 of the 93,246 shares of Common Stock securing this note (by offsetting bonus amounts other-wise due him under the Supplemental Plan), and also on such date, the remaining shares of Common Stock were returned to the Company in satisfaction of the remaining outstanding amount of $242,884 owing on Mr. Lay's note.

                                Number of       Original                           Largest          Debt
                                Shares of       Purchase                         Amount Owed   Outstanding at
   Name and Officer Since      Common Stock       Price        Note Matures        in 1994     March 31, 1995
- ---------------------------    ------------     --------    -----------------    -----------   --------------
John T. Hull (1983) . . . .       38,850        $ 73,200    December 31, 1996     $157,563         $158,210
W. Sherman Lay (1986) . . .       93,246        $175,680    December 31, 1996     $378,152         $      0

    On July 30, 1993, subsidiaries of both the Company and CNC sold a substantial portion of their interest-only and residual collateralized mortgage obligations ("CMOs") to Fund America Investors Corporation II, which in turn deposited


the purchased securities, together with other purchased securities, in trust. Each selling subsidiary received net cash proceeds and a residual participation interest in the trust, which residual interest was held by ICH Funding, which, at that time, was owned 83% by CFLIC and 17% by the Company, based on the relative fair value of the CMOs sold by that subsidiary. The Company received CFLIC's 83% interest in ICH Funding from CFLIC on June 30, 1994 as a result of the consummation of the June 15 Agreement. See "--Reinsurance and Service Transactions Involving CNC's Subsidiaries" above. There had been a substantial decline in value of ICH Funding from the time of its creation in 1992 until the 1994 transfer to the Company of a majority interest therein due to a decrease in value of the CMO investments held by such subsidiary, and the Company realized significant losses on these investments in 1994 due to further decreases in value of the underlying CMOs and changes in applicable accounting policies and rules.


                              STOCKHOLDER PROPOSALS

    Any proposal that a stockholder of the Company intends to present at the 1996 Annual Meeting of Stockholders must be received by the Secretary at the Company's principal executive offices by December 21, 1995, in order to be considered by the Board of Directors for inclusion in the Board of Directors' proxy solicitation materials for that meeting.


                                  ANNUAL REPORT

    The Company's 1994 Annual Report to Stockholders, which includes therein the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended, accompanies this Proxy Statement.




                                   APPENDIX 1

                                  FORM OF PROXY
                             SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS OF
                          SOUTHWESTERN LIFE CORPORATION

    The undersigned hereby constitutes and appoints Glenn H. Gettier, Jr. and Daniel B. Gail, and each of them (acting together if both are present and voting, or if only one of them is present and voting, then by that one), with full power of substitution in each of them, the attorneys and proxies of the undersigned to vote as designated below at the Annual Meeting of Stockholders of Southwestern Life Corporation (the "Company") to be held on May 25, 1995, or at any adjournment or adjournments thereof (the "Meeting"), all shares that the undersigned is entitled to vote at the Meeting.

Proposal No. 1: Election of Directors:

                     NOMINEES: Glenn H. Gettier, Jr., James R. Kerber, Jon E.M.
                               Jacoby, S. Leroy Stegner, Keith A. Tucker, and Vernon K. Zimmerman.

                [ ] VOTE FOR all nominees listed above, except vote withheld from following nominees (if any):

                     --------------------------------------------------------

                [ ] VOTE WITHHELD from all nominees.

Proposal No. 2: Ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors for the year ended December 31, 1995.

                [ ] FOR        [ ] AGAINST      [ ] ABSTAIN

Proposal No. 3: In their discretion, upon such other matters as may be brought properly before the Meeting.

     This proxy, if in proper form and not revoked, will be voted as specified by the stockholder. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED IN PROPOSAL NO. 1 AND FOR THE APPROVAL OF PROPOSAL NO. 2. This proxy is revocable at any time before it is voted as indicated in the accompanying Proxy Statement. The accompanying Proxy Statement describes the discretionary authority of the proxies to vote for a substitute nominee if any of the nominees named in Proposal No. 1 above fails to stand for election at the Meeting.

     PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY. Please sign your name legibly exactly as it appears hereon. Each joint owner should sign. If executed by a corporation, please sign the full corporate name by a duly authorized officer. Attorneys, executors, administrators, trustees, guardians, etc., should give their full title(s) as such.

                               Date: __________, 1995

                               --------------------------------

                               --------------------------------

                               --------------------------------
                               Signature of Stockholder(s)




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